Exhibit 10.2

Published CUSIP Number: 84722HAA1
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 2, 2006
among
SPARTECH CORPORATION,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH,
KEYBANK, NATIONAL ASSOCIATION,
as Syndication Agents,
CALYON NEW YORK BRANCH,
NATIONAL CITY BANK OF PENNSYLVANIA,
as Documentation Agents
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC
as
Sole Lead Arranger and Sole Book Manager

i

Section	Page
10.16 Waiver of Jury Trial	91
10.17 No Advisory or Fiduciary Responsibility	92
10.18 USA PATRIOT Act Notice	92
10.19 ENTIRE AGREEMENT	93

SIGNATURES	S-1

SCHEDULES

2.01 Commitments and Applicable Percentages
2.02 Existing Letters of Credit
5.05 Supplement to Interim Financial Statements
5.06 Existing Litigation
5.09 Environmental Liability
5.13 Subsidiaries and Other Equity Investments
7.01 Existing Liens
7.05 Existing Indebtedness
7.12 Existing Guarantees
10.02 Administrative Agent’s Office; Certain Addresses for Notices
10.06 Processing and Recordation Fees

EXHIBITS

Form of

A Loan Notice
B Note
C Compliance Certificate
D Assignment and Assumption
E Guaranty

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 2, 2006, among SPARTECH CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.
     The Borrower, various financial institutions and the Administrative Agent (as defined below) are parties to that certain Third Amended and Restated Credit Agreement, dated as of March 3, 2004, as heretofore amended, modified and supplemented from time to time (the “Existing Credit Agreement”).
     The parties hereto have agreed, subject to the terms hereof, to amend and restate the Existing Credit Agreement so as to, among other things, (a) increase the amount of the revolving credit facility to $300,000,000, (b) amend the pricing, certain covenants and various other provisions of the Existing Credit Agreement and (c) revise the composition of the lender group.
     The parties hereto intend that this Agreement and the other documents executed in connection herewith not effect a novation of the obligations of the Borrower under the Existing Credit Agreement, but merely a restatement and, where applicable, an amendment of the terms governing such obligations.
     In consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is amended and restated in its entirety, and the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of assets of a Person that is accompanied by a long term supply agreement, (c) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the Voting Equity Interests.
     “Aggregate Commitments” means the Commitments of all of the Lenders.
     “Agreement” means this Fourth Amended and Restated Credit Agreement.
     “Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of Texas, “Applicable Law” shall also mean the laws of the United States of America, including, without limitation, in addition to the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

			Eurodollar
			Rate for
			Loans and
Pricing			Letters of	Base Rate for
Level	Leverage Ratio	Commitment Fee	Credit	Loans
1	Less than 2.25 to 1.00	0.125	0.625	0.000

			Eurodollar
			Rate for
			Loans and
Pricing			Letters of	Base Rate for
Level	Leverage Ratio	Commitment Fee	Credit	Loans
2	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	0.150	0.750	0.000
3	Greater than or equal to 2.75 to 1.00, but less than 3.25 to 1.00	0.175	0.875	0.000
4	Greater than or equal to 3.25 to 1.00	0.200	1.000	0.000
     Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered for any fiscal quarter pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(a), then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Administrative Agent. Notwithstanding the foregoing, the Applicable Rate in effect from and after the Closing Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the second fiscal quarter of fiscal year 2006 shall be Pricing Level 3.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Asset Sale” has the meaning specified in Section 7.02.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.
     “Attributable Debt” means, as to any particular lease relating to a sale and leaseback transaction, the total amount of rent (discounted semiannually from the respective due dates thereof at the interest rate implicit in such lease) required to be paid by the lessee under such lease during the remaining term thereof. The amount of rent required to be paid under any such lease for any such period shall be (a) the total amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges plus (b) without duplication, any guaranteed residual value in respect of such lease to the extent such guarantee would be included in indebtedness in accordance with GAAP.

     “Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended October 29, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Auto Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Availability Period” means the period from and including the Closing Date (provided that all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment) by such date) to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Beneficial Owner” shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and New York, New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Canadian Facility” means the credit facility provided by Bank of America Canada and/or any other Lender or any Affiliate thereof to Spartech Canada, as from time to time amended, modified, renewed or extended.
     “Capital Lease” means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligations” means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means that (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act) shall become the Beneficial Owner of 20% or more of the Voting Equity Interests of the Borrower or (b) a majority of the members of the Board of Directors of the Borrower shall cease to be Continuing Members.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in any Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any amendment hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Commitment Fee” has the meaning specified in Section 2.08(a).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C, with such changes, or in such other form, as agreed to by the Administrative Agent.

     “Consolidated Indebtedness” means, at any date, all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis.
     “Consolidated Interest Expense” for any period means the sum for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and amortization of debt discount and expense).
     “Consolidated Net Income” for any period means the net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding
     (a) the proceeds of any life insurance policy;
     (b) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Borrower or any Subsidiary;
     (c) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary);
     (d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary acquired prior to its becoming a Subsidiary;
     (e) any earnings of a successor to or transferee of the assets of the Borrower prior to its becoming such successor or transferee;
     (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and
     (g) any extraordinary gains not covered by clause (b) above.
     “Consolidated Net Worth” means, at any date, on a consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value plus (ii) capital in excess of par or stated value relating to capital stock plus (iii) retained earnings (or minus any retained earning deficit) minus (b) the sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.
     “Consolidated Total Operating Income” means, for any period, on a consolidated basis in accordance with GAAP for the Borrower and its Subsidiaries, earnings before Consolidated Interest Expense and income taxes for such period, plus all amounts deducted for other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill) for such period.

     “Continuing Member” means a member of the Board of Directors of the Borrower who either (a) was a member of the Borrower’s Board of Directors on the Closing Date and has been such continuously thereafter or (b) became a member of such Board of Directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Borrower’s Board of Directors.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning specified in the definition of “Affiliate”.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debentures” means, collectively, the 2014 Debentures and the 2015 Debentures.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of (x) the Base Rate plus (y) the Applicable Rate, if any, applicable to Base Rate Loans plus (z) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by Applicable Laws and not in any event to exceed the Highest Lawful Rate.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dividends” means, with respect to any Person, dividends or other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock (including the Preferred Securities).

     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
     “EBITDA” for any period means Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses and other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill) and (c) income and profits taxes.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interest” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under

Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.
     “Existing Letters of Credit” means the Letters of Credit issued under the Existing Credit Agreement and listed on Schedule 2.02.
     “Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated May 3, 2006, among the Borrower, the Administrative Agent and the Arranger.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means, collectively, (a) each Domestic Subsidiary of the Borrower in existence on the Closing Date other than (i) each Inactive Subsidiary, (ii) each Domestic Subsidiary that has no assets other than the capital stock or other ownership interest of another Domestic Subsidiary, (iii) Spartech Trust and (iv) Spartech Trust II and (b) each Domestic Subsidiary of the Borrower formed or acquired after the Closing Date (other than a Domestic Subsidiary that has no assets other than the capital stock or other ownership interest of another Domestic Subsidiary) that executes a Guaranty pursuant to Section 6.13.
     “Guaranty” means any Guaranty executed by one or more of the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit E.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at the Administrative Agent’s option after notice to the Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, twenty-four percent (24%), or (ii) if the amount under this Agreement is equal to or greater than $250,000, twenty-eight percent (28%) per annum.
     “Honor Date” has the meaning specified in Section 2.03(c)(i).
     “Inactive Subsidiary” means any Subsidiary of the Borrower which does not actively conduct business and which does not own any material assets.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

     (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (g) Capitalized Lease Obligations and Synthetic Lease Obligations;
     (h) obligations in respect of Redeemable Stock;
     (i) any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA; and
     (j) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Coverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the four consecutive fiscal quarters most recently ended to (b) Consolidated Interest Expense for the four consecutive fiscal quarters most recently ended.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws, the result of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     “Investment” has the meaning specified in Section 7.04. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning set forth in Section 5.18.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

     “L/C Cash Collateral Account” has the meaning specified in Section 2.03(g).
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Indebtedness as of such date to (b) EBITDA for the four consecutive fiscal quarters most recently ended. For purposes of calculating the Leverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent) assuming that all Acquisitions made, and all divestitures completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without adjustment for expected cost savings or other synergies).

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Litigation” means any proceeding, claim, lawsuit and/or arbitration by or before any Governmental Authority or arbitrator, including, without limitation, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, tax or other Law, or under or pursuant to any contract, agreement or other instrument.
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, each Guaranty, each Request for Credit Extension, each Compliance Certificate, and any other agreement executed, delivered or performable by any Loan Party in connection herewith or as security for the Obligations.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) an impairment of the ability of any Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Maturity Date” means (a) June 2, 2011, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day or (b) such earlier date as the (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f) of this Agreement.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Non-Consenting Lender” has the meaning specified in Section 10.01.
     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means an Acquisition (a)(i) which is non-hostile, (ii) which occurs when no Default or Event of Default exists or will result therefrom, and (iii) after giving effect to which, on a pro forma basis (assuming that such Acquisition had occurred on the last day of the fiscal quarter most recently ended from the date which is one year prior to the date of such Acquisition) no Default or Event of Default will exist; or (b) prior to such Acquisition, is approved in writing by the Required Lenders.
     “Permitted Liens” has the meaning specified in Section 7.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Preferred Securities” means, collectively, (a) the 2014 Preferred Securities, (b) the 2015 Preferred Securities and (c) any other convertible preferred securities issued pursuant to terms satisfactory to the Required Lenders.
     “Redeemable Stock” means any Equity Interest of the Borrower or any of its Subsidiaries which prior to the Maturity Date may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release Date” means the date upon which all Obligations are paid in full and the Commitments are terminated.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     “Request for Credit Extension” means (a) with respect to a Borrowing, or a conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate greater than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payments” means (i) the authorization, declaration or payment of any Dividend, (ii) the payment, purchase or redemption of principal of or interest on the Debentures or any other Subordinated Debt or any payment in respect of any guarantee of any Preferred Securities and (iii) Stock Redemptions.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Senior Debt” means all Indebtedness of the Borrower or any Subsidiary which is not Subordinated Debt.
     “Spartech Canada” means Spartech Canada, Inc., a New Brunswick corporation and a Wholly-Owned Subsidiary.
     “Spartech Trust” means Spartech Capital Trust, a special purpose statutory Delaware business trust established by the Borrower, of which the Borrower holds all the common securities, which is the issuer of the 2014 Preferred Securities, and which purchased from the

Borrower the 2014 Debentures with the net proceeds of the issuance and sale of the 2014 Preferred Securities.
     “Spartech Trust Declaration of Trust” means the Amended and Restated Declaration of Trust of Spartech Trust, dated as of March 1, 1999, as amended, modified or supplemented from time to time.
     “Spartech Trust II” means Spartech Capital Trust II, a special purpose Delaware business trust established by the Borrower, of which the Borrower holds all the common securities, which is the issuer of the 2015 Preferred Securities, and which purchased from the Borrower the 2015 Debentures with the net proceeds of the issuance and sale of the 2015 Preferred Securities.
     “Spartech Trust II Declaration of Trust” means the Amended and Restated Declaration of Trust of Spartech Trust II, dated as of February 15, 2000, as amended, modified or supplemented from time to time.
     “Stock Redemptions” means with respect to any Person any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such capital stock (specifically including, without limitation, a Treasury Stock Purchase), unless such capital stock shall be redeemed or acquired through the exchange of such capital stock with capital stock of the same class or options or warrants to purchase such capital stock.
     “Subordinated Debt” means any Indebtedness of the Borrower or any Subsidiary which is expressly subordinated to the Obligations, at all times pursuant to terms satisfactory to the Required Lenders.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Equity Interests (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange

Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Obligations” means any and all obligations owed by the Borrower to any Lender or any Affiliate of a Lender in respect of a Swap Contract.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Treasury Stock Purchase” means any purchase, redemption, retirement, defeasance or other acquisition (including any sinking fund or similar deposit for such purpose) by the Borrower or any Subsidiary of the Borrower of its capital stock or any warrants, rights or options to acquire such capital stock.
     “2014 Debentures” means the $51,546,400 aggregate principal amount of 6-1/2% Convertible Junior Subordinated Deferrable Interest Debentures due 2014 issued by the Company to the Spartech Trust.
     “2014 Preferred Securities” means the $50,000,000 6-1/2% Convertible Preferred Securities issued by the Spartech Trust.
     “2015 Debentures” means the $103,092,800 aggregate principal amount of 7% Convertible Junior Subordinated Deferrable Interest Debentures due 2015 issued by the Company to the Spartech Trust II.
     “2015 Preferred Securities” means the $100,000,000 7% Convertible Preferred Securities issued by the Spartech Trust II.

     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Equity Interests” of any Person means any Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, any Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.
     “Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     (d) For purposes of Section 8.01(b), a breach of a financial covenant contained in Section 7.06, 7.07 or 7.08 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last day of any specified measuring period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent and the Lenders.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB

Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     1.07 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions and rulings consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan

Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to all Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or certain Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letter of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.

Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars; or

     (E) a default of any Lender’s obligation to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into a satisfactory arrangement with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Promptly after the end of each calendar quarter, the Administrative Agent shall deliver to each Lender a summary of the Letters of Credit issued during such calendar quarter.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Promptly upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each such Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each such Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an Event of Default occurs and is continuing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be). For purposes of this Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be initially maintained in blocked, non-interest bearing deposit accounts at Bank of America (the “L/C Cash Collateral Account”). The Borrower, no more than once in any calendar month, may direct the Administrative Agent to invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof and (ii) one or more other types of investments permitted by the Administrative Agent, in each case with such maturities as the Borrower, with the consent of the Administrative Agent, may specify, pending application of such funds on account of the L/C Obligations or on account of other Obligations, as the case may be. In the absence of any such direction form the Borrower, the Administrative Agent shall invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in one or more types of investments with such maturities as the Administrative Agent may specify, pending application of such funds on account of the L/C Obligations or on account of other Obligations, as the case may be. All such investments shall be made in the

Administrative Agent’s name for the account of the Lenders, subject to the ownership interest therein of the Borrower. The Borrower recognizes that any losses or taxes with respect to such investments shall be borne solely by the Borrower, and the Borrower agrees to hold the Administrative Agent and the Lenders harmless from any and all such losses and taxes. The Administrative Agent may liquidate any investment held in the L/C Cash Collateral Account in order to apply the proceeds of such investment on account of the L/C Obligations (or on account of any other Obligation then due and payable, as the case may be) without regard to whether such investment has matured and without liability for any penalty or other fee incurred (with respect to which the Borrower hereby agrees to reimburse the Administrative Agent) as a result of such application.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June,

September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof and the terms of the Fee Letter shall control.
     2.04 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

     2.05 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All Commitment Fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.06 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans and all other Obligations outstanding on such date.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (y) the Highest Lawful Rate and (z) the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (y) the Highest Lawful Rate and (z) the Base Rate plus the Applicable Rate for Base Rate Loans.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.

     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Default Rate and (z) the Highest Lawful Rate, to the fullest extent permitted by Applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees.
     (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, unless otherwise provided in the applicable fee letters.
     2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to Section 10.09, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.10 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage

(or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     2.13 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments to an amount (for all such requests) not exceeding $350,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     (f) Compensation Deadline. Notwithstanding anything in this Section 3.04 to the contrary, if any Lender fails to notify the Borrower of any event which will entitle such Lender to compensation pursuant to this Section 3.04 within 180 days after such Lender obtains knowledge of such event, then such Lender shall not be entitled to any compensation from the Borrower for any such increased cost or reduction of return arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Matters Applicable to All Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent in form and substance satisfactory to the Administrative Agent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) Notes executed by the Borrower in favor of each Lender requesting a Note, each in a principal amount equal to such Lender’s Commitment;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of Armstrong Teasdale LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and its counsel may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

     (viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid, and the Fee Letter shall be in full force and effect.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) The Closing Date shall have occurred on or before June 30, 2006.
     (e) Simultaneously with the initial Loan under this Agreement, the financial institutions under the Existing Credit Agreement shall be paid all amounts owing them under the Existing Credit Agreement.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsection (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each

Loan Party that is party thereto in accordance with its terms, subject as to enforcement to any Debtor Relief Laws and to general equitable principles.
     5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated January 29, 2006, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries not reflected on the financial statements, referred to in Section 5.05(a) immediately preceding as of the date set forth in Schedule 5.05, including liabilities for taxes, material commitments and Indebtedness.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
     5.06 Litigation. Except as set forth on Schedule 5.06, there is no Litigation pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.
     5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as disclosed on Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties and businesses of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 312(f) of ERISA, (iii) no Pension Plan has any Unfunded Pension Liability, (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (v) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
     5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be Margin Stock.

     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was stated or certified.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
     5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No claim or Litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.19 Businesses. The Borrower is presently engaged directly or through wholly-owned Subsidiaries in the business of designing, manufacturing and marketing engineered thermoplastic materials, polymeric compounds, and molded and profile products.
     5.20 Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 5.19 as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 6.11 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.
     5.21 Senior Debt. All Obligations under this Agreement are and will continue to be Senior Debt under the terms of all Subordinated Debt of the Borrower and its Subsidiaries.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended October 28, 2006), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, a consolidated statement of income or operations, and the related consolidated statement of shareholders’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that no Internal Control Event exists, except for such Internal Control Event as to which the Required Lenders do not object; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended April 29, 2006), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under subsections (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
     (b) promptly after any request by the Administrative Agent, copies of any detailed audit reports, submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

     (d) as soon as practicable and in any event within 90 days after the commencement of each fiscal year, a consolidated plan and financial forecast for such fiscal year and each subsequent fiscal year through the fiscal year in which the termination of this Agreement is scheduled to occur, including, without limitation, a forecasted consolidated balance sheet, consolidated income statement and consolidated statement of cash flow of the Borrower for each such year; and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws

(provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03 Notices. Promptly notify the Administrative Agent:
     (a) within five days after any Responsible Officer of the Borrower knows or has reason to know of the occurrence of any Default;
     (b) within ten days after any Responsible Officer of the Borrower knows or has reason to know of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, Litigation, or suspension between the Borrower or any Subsidiary and any Governmental Authority that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) within ten days after any Responsible Officer of the Borrower knows or has reason to know of the occurrence of any ERISA Event;
     (d) within ten days after any Responsible Officer of the Borrower knows or has reason to know of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
     (e) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details known to the Borrower of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay, discharge, renew or extend as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 or 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, and damage by casualty, excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the material assets and business of the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists and while the same is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all obligations in respect of the Existing Credit Agreement, (b) at the Borrower’s option, any or all obligations in respect of the Debentures, and (c) for general corporate purposes not in contravention of any Law or of any Loan Document.
     6.12 Further Assurances. At any time or from time to time upon reasonable request by the Administrative Agent, the Borrower shall or shall cause any of the Borrower’s Subsidiaries to execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.
     6.13 Domestic Subsidiaries. Within ten Business Days after the time that any Person becomes a Domestic Subsidiary as a result of the creation of such Subsidiary or an Acquisition or otherwise, then, unless (x) such Domestic Subsidiary is merged into the Borrower or a Guarantor (with the Borrower or such Guarantor being the surviving Person) prior to the expiration of such ten-Business Day period or (y) such Domestic Subsidiary has no assets other than the capital stock or other ownership interest of another Domestic Subsidiary, (a) such Domestic Subsidiary shall execute a Guaranty, and (b) the Lenders shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in subsection (a) above.
     6.14 Minimum Borrower and Guarantor Consolidated Total Operating Income. The Borrower shall cause at least 75% of Consolidated Total Operating Income (excluding for purposes hereof, net income of Spartech Trust and Spartech Trust II) to be generated by the Borrower and the Guarantors.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

     (a) Liens in respect of property of the Borrower or a Subsidiary existing on the Closing Date and described in Schedule 7.01, and any renewals or extensions thereof, provided (i) the property covered thereby is not changed and (ii) the amount of Indebtedness secured thereby is not increased;
     (b) Liens in respect of property acquired or constructed by the Borrower or a Subsidiary after the Closing Date, which are created at the time of or within 180 days after acquisitions or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case;
     (i) no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be, and
     (ii) the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;
     (c) Liens in respect to property acquired by the Borrower or a Subsidiary after the Closing Date, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the Closing Date becomes a Subsidiary or is consolidated with or merged with or into the Borrower or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be;
     (d) Liens securing Indebtedness owed by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary which is a Guarantor;
     (e) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (j) Liens which would otherwise not be permitted by subsections 7.01(a) through (i), securing additional Indebtedness of the Borrower or a Subsidiary, provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Subsidiaries secured by such Liens permitted by this subsection 7.01(j) shall not exceed 5% of Consolidated Net Worth;
For purposes of this Section 7.01 any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Borrower or a Subsidiary shall be deemed to have been created at that time.
     7.02 Disposition of Assets. Make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (an “Asset Sale”), other than the following:
     (a) Asset Sales in the ordinary course of business;
     (b) Asset Sales of property or assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary; or
     (c) other Asset Sales, provided that in each case
     (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and
     (ii) the aggregate net book value of the property or assets disposed of in such Asset Sale and all other Asset Sales by the Borrower and its Subsidiaries during the immediately preceding twelve months does not exceed 15% of Consolidated Net Worth (as of the last day of the quarterly accounting period ending on or most recently prior to the last day of such twelve month period).
     For purposes of this Section 7.02, any Voting Equity Interests of a Subsidiary that are the subject of an Asset Sale shall be valued at the greater of (x) the fair market value of such shares as determined in good faith by the Board of Directors of the Borrower and (y) the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of Voting Equity Interests of such Subsidiary disposed of in such Asset Sale and the denominator is the aggregate number of Voting Equity Interests of such Subsidiary outstanding immediately prior to such Asset Sale.
     7.03 Consolidations and Mergers. Consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except a Subsidiary may consolidate with or merge with any other corporation or convey or transfer all or substantially all of its assets to (a) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or a then-existing Wholly-Owned Subsidiary and (b) any Person in an Asset Sale involving all of the outstanding stock or all or substantially all of the assets of such Subsidiary, in either case subject to the limitation of Section 7.02.
     7.04 Loans and Investments. Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (collectively, “Investments”), except for:
     (a) Investments held by the Borrower or any Subsidiary in the form of cash equivalents or short term marketable securities;
     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
     (c) extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;
     (d) pledges or deposits as required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;
     (e) advances, loans, extensions of credit or investments in the ordinary course of business; provided that the aggregate amount thereof shall not exceed $15,000,000;
     (f) Investments incurred in order to consummate Permitted Acquisitions;
     (g) purchases and other acquisitions by the Borrower of stock of the Borrower to the extent permitted by Section 7.13;
     (h) Investments in Spartech Trust as contemplated by the Spartech Trust Declaration of Trust; and
     (i) Investments in Spartech Trust II as contemplated by the Spartech Trust II Declaration of Trust.

     7.05 Limitation on Indebtedness. Create, assume, incur, guarantee, permit to exist or otherwise become liable in respect of any Indebtedness unless immediately before and after giving effect thereto no Default exists or would result therefrom; provided, however, notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Indebtedness outstanding at any time of all Subsidiaries (excluding (i) Guarantees permitted pursuant to clauses (a), (b), (c) and (d) of Section 7.12, (ii) Indebtedness of a Subsidiary existing on the Closing Date and described in Schedule 7.05 but no increase of any such Indebtedness, (iii) Indebtedness of a Subsidiary that is a Guarantor owed to the Borrower or any Guarantor or Indebtedness of a Subsidiary that is not a Guarantor owed to the Borrower or any other Subsidiary, (iv) Indebtedness under the Loan Documents, and (v) Indebtedness of a Subsidiary secured by Liens permitted pursuant to clause (h) of Section 7.01), exceed in aggregate amount the sum of (a)  25,000,000 Canadian Dollars under the Canadian Facility, (b) 20,000,000 Euro credit facility to support European operations, and (c) $30,000,000.
     7.06 Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $350,000,000 plus (ii) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on April 30, 2006 (excluding any fiscal quarter in which Consolidated Net Income is not positive) plus (iii) 85% of the net proceeds of any equity issued by the Borrower after January 31, 2006.
     7.07 Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 2.50 to 1.00.
     7.08 Leverage Ratio. Permit the Leverage Ratio to exceed (a) 3.75 to 1.00 from the Closing Date through and including April 30, 2007 and (b) 3.50 to 1.00 thereafter.
     7.09 Sale/Leasebacks. Sell, lease, transfer or otherwise dispose of (collectively, a “transfer”) any asset on terms whereby the asset or a substantially similar asset is or may be leased or reacquired by the Borrower or any Subsidiary over a period in excess of three years, unless after giving effect to such transaction and the incurrence of Attributable Debt in respect thereof, the aggregate Attributable Debt in connection with all sale and leaseback transactions of the Borrower and its Subsidiaries entered into after the Closing Date in accordance with the provisions of this Section 7.09, does not exceed 5% of Consolidated Net Worth.
     7.10 Transactions with Affiliates. Enter into any transaction with any Affiliate of the Borrower (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in an comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.
     7.11 Use of Proceeds. Use any portion of any Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.
     7.12 Guarantees. Create, incur, assume or suffer to exist any Guarantees except:

     (a) endorsements for collection or deposit in the ordinary course of business;
     (b) Guarantees of Indebtedness of the Borrower and its Subsidiaries to the extent such Indebtedness is permitted hereunder, provided that all Guarantees in respect of Swap Contracts shall arise under contracts entered into in the ordinary course of business as bona fide hedging transactions;
     (c) Guarantees of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.12; and
     (d) Guarantees of the Borrower or any Subsidiary in respect of the obligations (which do not constitute Indebtedness) of (i) in the case of the Borrower, any Subsidiary, and (ii) in the case of any Subsidiary, the Borrower or any Subsidiary of such Subsidiary or any other Subsidiary.
     7.13 Restricted Payments. Declare or make any Restricted Payment except that (i) any Subsidiary may declare and pay Dividends to (x) the Borrower, (y) a Guarantor, and (z) the parent of such Subsidiary; (ii) the Borrower may make Dividends and Stock Redemptions (other than Stock Redemptions with respect to the Preferred Securities) during the term of this Agreement in an aggregate amount not to exceed $200,000,000, provided no Default exists or would result therefrom; and (iii) the Borrower may make other Restricted Payments (other than Dividends and Stock Redemptions), provided no Default exists or would result therefrom.
     7.14 ERISA. (a) Engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $2,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     7.15 Change in Business. Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.
     7.16 Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.
     7.17 Activities of Spartech Trust. Permit Spartech Trust to engage in business other than as described in the Spartech Trust Declaration of Trust.
     7.18 Activities of Spartech Trust II. Permit Spartech Trust II to engage in business other than as described in the Spartech Trust II Declaration of Trust.
     7.19 Amendment and Waivers of Subordinated Debt. Change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument or agreement relating to any Subordinated Debt that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any

Subordinated Debt, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Debt (including, without limitation, as a result of any redemption), (c) a change in any of the subordination provisions of any Subordinated Debt, or (d) any other change in any term or provision of any Subordinated Debt that could reasonably be expected to have an adverse effect on the interest of the Lenders.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within the earlier of (x) one Business Day after notice or (y) five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.11, 7.01, 7.02, 7.03, 7.05, 7.06, 7.07, 7.08, and 7.09 required to be performed or observed by it; or
     (c) Other Defaults. The Borrower or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i)(A) The Borrower or any other Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but only after the giving of any required notice and expiration of any applicable grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $7,500,000, or (B) the Borrower or any other Loan Party fails to observe or perform, after the giving of any required notice and the expiration of any applicable grace period, any other agreement or condition relating to any such

Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or (C) any other event occurs and continues to exist after the giving of any required notice and the expiration of any applicable grace period, and the effect of such failure or continuance or occurrence and continuance set forth in (B) or (C) above is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any other Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such other Loan Party as a result thereof is greater than $7,500,000; or
     (f) Insolvency Proceedings, Etc. The Borrower or any other Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law in which such Person is the debtor, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding $3,000,000 (to the extent not covered by independent third-party insurance or surety bond as to which the insurer or surety does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and a stay of such enforcement proceedings, by reason of a pending appeal or otherwise, is not effected within 30 days of the commencement of such enforcement proceedings, (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or (C) such judgment is not paid or discharged within 30 days after the order awarding such judgment becomes final and no longer subject to appeal; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the aggregate amount of Unfunded Pension Liabilities among all Pension Plans at any time exceeds $2,000,000; or (iv) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such other Loan Documents or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than in accordance with its terms; or
     (k) Change of Control. There occurs any Change of Control with respect to the Borrower.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (and to the extent any such amounts are payments under any Guaranty, Swap Obligations in respect of Swap Contracts), ratably among the Lenders (and any Affiliate of a Lender that may be owed Swap Obligations) in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and the balance, if any, after all of the Obligations have been indefeasibly paid in full, shall be paid to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; provided, however, the Administrative Agent shall promptly deliver to the Lenders any notices or information referred to in Section 6.03 that the Administrative Agent receives from the Borrower.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agent or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release on behalf of the Administrative Agent, the L/C Issuer and the Lenders any Guarantor from its obligations under the Guaranty and under the other Loan Documents (a) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (b) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (c) subject to Section 10.01, if approved, authorized or ratified in writing by the Lenders required for such action. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any scheduled date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the

Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend the Leverage Ratio (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (e) change any Section in Article II, Section 8.03 or any other provision of this Agreement in a manner that would alter the pro rata treatment of the Lenders hereunder without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (g) release any Guarantor from the Guaranty without the written consent of each Lender, unless otherwise permitted pursuant to clauses (a) or (b) of Section 9.10; or
     (h) change Section 6.14 in any manner which would reduce the percentage of (x) the total consolidated assets of the Borrower and its Subsidiaries which are required to be owned by the Borrower and the Guarantors or (y) the total consolidated revenue of the Borrower and its Subsidiaries which is required to be generated by the Borrower and the Guarantors;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
If, in connection with any proposed amendment or modification of Section 6.14 requiring the consent of all the Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.01 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, each other Lender shall have a right to purchase its pro rata share of such Non-Consenting Lender’s Commitment and Total Outstandings, and if such Lenders do not purchase all of such Non-Consenting Lender’s Commitment or Total Outstandings, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments, and Total Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and all other amounts through the date of sale, provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the

Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses (consistent with such out-of-pocket expenses charged by the L/C Issuer under the Existing Credit

Agreement) incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE

COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and

     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Promptly after its acceptance and recording thereof, the Administrative Agent shall furnish a copy, as executed and delivered to the Administrative Agent, of each such Assignment and Assumption. Upon request, the Borrower (at no expense to the Borrower) shall execute and deliver a new Note to reflect such assignment to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder provided such Lender has consented to such appointment; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
     10.15 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) SUBMISSION TO JURISDICTION. THE LENDERS, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (c) WAIVER OF VENUE. THE LENDERS, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act

(Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPARTECH CORPORATION
By:	/s/ Randy C. Martin
Randy C. Martin
Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:	/s/ Irene Bertozzi Bartenstein
	Name:	Irene Bertozzi Bartenstein
	Title:	Principal

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as a Lender and Syndication Agent
By:	/s/ Kazuya Matsushita
	Name:	Kazuya Matsushita
	Title:	General Manager

KEYBANK, NATIONAL ASSOCIATION, as a Lender and Syndication Agent
By:	/s/ Thomas J. Purcell
	Name:	Thomas J. Purcell
	Title:	Senior Vice President

NATIONAL CITY BANK OF PENNSYLVANIA, as a Lender and Documentation Agent
By:	/s/ Charles P. Bugajski
	Name:	Charles P. Bugajski
	Title:	Vice President

CALYON NEW YORK BRANCH, as a Lender and Documentation Agent
By:	/s/ Lee E. Greve
	Name:	Lee E. Greve
	Title:	Managing Director

By:	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

SUNTRUST BANK, as a Lender
By:	/s/ Robert Bugbee
	Name:	Robert Bugbee
	Title:	Director

FIFTH THIRD BANK, as a Lender
By:	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

U. S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Karen Meyer
	Name:	Karen Meyer
	Title:	VP

COMERICA BANK, as a Lender
By:	/s/ Mark J. Leveille
	Name:	Mark J. Leveille
	Title:	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Vice President

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$37,500,000	12.500000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch	$35,000,000	11.666666667%
KeyBank, National Association	$35,000,000	11.666666667%
National City Bank of Pennsylvania	$35,000,000	11.666666667%
Calyon New York Branch	$35,000,000	11.666666667%
SunTrust Bank	$32,500,000	10.833333333%
Fifth Third Bank	$25,000,000	8.333333333%
U. S. Bank National Association	$25,000,000	8.333333333%
Comerica Bank	$25,000,000	8.333333333%
Deutsche Bank Trust Company Americas	$15,000,000	5.000000000%
Total	$300,000,000	100.000000000%
Schedule 2.01
Commitments and Applicable Percentages

SCHEDULE 2.02
EXISTING LETTERS OF CREDIT

Letter of Credit
Number	Beneficiary	Amount
7280110	New Jersey Department of Environmental Protection	$138,500
7288312	Travelers Property & Casualty Insurance Company	$1,091,000
7352395	U.S. Bank, National Association	$8,131,507
7358249	Westar Energy	$113,755
7404596	Sentry Insurance A Mutual Company	$6,000,000
Schedule 2.02
Existing Letters of Credit

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
None.
Schedule 5.05
Supplement to Interim Financial Statements

SCHEDULE 5.06
EXISTING LITIGATION
In September 2003, the New Jersey Department of Environmental Protection issued a directive and the United States Environmental Protection Agency initiated an investigation related to over 70 companies including a subsidiary of Borrower, Franklin-Burlington Plastics, Inc., regarding the Lower Passaic River. Franklin-Burlington subsequently agreed to participate in a group of over 40 companies in funding $10 million of an estimated $20 million environmental study by the USEPA to determine the extent and source of contamination at this site and as of the end of fiscal 2005 it had paid its total commitment of $250,000 towards this study
As of the end of fiscal 2005, Borrower had $130,000 accrued related to this issue representing approximately one year of legal fees. Subsequent to fiscal 2005 year end, the group’s technical consultant advised the group of its belief that completion of the environmental study would significantly exceed the USEPA’s original cost estimate. Borrower has not recorded an accrual related to future funding of the environmental study cost over-run or other costs that may result from resolution of this issue due to several uncertainties involved with the outcome of this issue including (i) whether or not Franklin-Burlington will agree to continue voluntarily participating with the other members of the group in further funding of the environmental study, any future studies, or any remediation activities, (ii) the number of other parties that may be identified as participants in the future and the uncertainty of the level of participation by each of the parties ultimately named, (iii) Borrower’s belief that Franklin-Burlington’s contribution in polluting the Lower Passaic River is negligible compared to many other companies either already named or likely to be named as potentially responsible parties, (iv) the fact that many of the other companies named in the directive and investigation are significantly larger than Franklin-Burlington in terms of market capitalization, and (v) the timing or amount of the eventual determinations of the damage to the river, the remedial steps required, the responsible parties, and any resulting remediation costs or assessments for which Franklin-Burlington may be liable.
Borrower believes that it is possible that its ultimate liability resulting from this issue could materially differ from Borrower’s October 29, 2005 accrual balance. In the event of one or more adverse determinations related to this issue, the impact on Borrower’s results of operations could be material to any specified period. However, it is Borrower’s opinion that future expenditures for compliance with these laws and regulations, as they relate to the Lower Passaic River issue and other potential issues, will not have a material effect on Borrower’s capital expenditures, financial position, or competitive position.
Schedule 5.06
Existing Litigation

SCHEDULE 5.09
ENVIRONMENTAL LIABILITY
See Schedule 5.06
Schedule 5.09
Environmental Liability

SCHEDULE 5.13
Subsidiaries and Equity Investments

Jurisdiction of
Name	Organization	Guarantor

(a) Domestic Subsidiaries (Excluding Inactive Subsidiaries)
Atlas Alchem Plastics, Inc.	Delaware	X
Alchem Plastics Corporation	Georgia	X
TKM Holdings, L.L.C.	Missouri
TKM Management, Inc.	Missouri
TKM Plastics, L.P.	Missouri	X

Alchem Plastics, Inc.	Delaware	X

Spartech Plastics, LLC	Delaware	X
Spartech SPD, LLC	Delaware	X
Spartech CMD, LLC	Delaware	X

Spartech Polycast, Inc.	Delaware	X
Spartech Townsend, Inc.	Delaware	X
Spartech Industries Florida, Inc.	Delaware	X

Spartech Industries, Inc.	Delaware	X

Anjac-Doron Plastics, Inc.	Delaware	X

PEPAC Holdings, Inc.	Delaware
Polymer Extruded Products, Inc.	New Jersey	X
Spartech FCD, LLC	Delaware	X

Franklin-Burlington Plastics, Inc.	Delaware	X

Spartech Polycom, Inc.	Pennsylvania	X
GWB Plastics Holding Co.	Delaware
UVTEC Holdings, Inc.	Delaware
UVTEC General, LLC	Delaware
UVTEC, L.P.	Texas	X

Spartech Mexico Holding Company	Missouri	X
Spartech Mexico Holding Company Two	Missouri	X
Spartech Mexico Holdings, LLC	Missouri	X
Schedule 5.13
Subsidiaries and Other Equity Investments

Jurisdiction of
Name	Organization

(b) Foreign Subsidiaries
Spartech Canada, Inc.	New Brunswick
Spartech de México Holding Company, S. de R.L. de C.V.	Mexico
Spartech de México, S.A. de C.V.	Mexico
Prestadora de Servicios Industriales de Personal, S.A. de C.V.	Mexico
Industriales Spartech de México, S. de R.L. de C.V.	Mexico
Prestadora de Servicios Industriales de Personal, S.A. de C.V.	Mexico
Spartech Polycom, S.A.S.	France

(c) Inactive Subsidiaries
Adams Plastics Co.	Delaware
Koenig Plastics, Inc.	Texas
Nestoc Corporation	Delaware
Spartan Equipment Co.	Delaware
Alshin Tire Corporation	California
X-Core, LLC	California
(d) Other Equity Investments (excluding Spartech Capital Trusts)
Plastic Recycling Center, LLC (50% owned)	South Carolina
Schedule 5.13
Subsidiaries and Other Equity Investments

SCHEDULE 7.01
EXISTING LIENS

DEBTOR	SECURED PARTY	COLLATERAL/LEASE DESCRIPTION
Spartech Corporation	Progress Leasing Company	(1) Tennant Model 7100 28” Disk Battery Scrubber w/Spanish/English Operator Manual, Operator Video 244 AH Wet Battery — 25 AMP/36V/60Hz/12 Volt Charger, 2 Non-Scuff Poly Main Brushes and 2 Pad Drivers Serial No. 7100000001141k

Spartech Corporation	NMHG Financial Services, Inc.	All of the equipment now or hereafter leased by Lessor to Lessee; and all accessories, additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds, thereof. 4131780 NMHGFS Cost Center 08A23

Spartech Corporation	Crown Credit Company	(1) Crown Lift Truck, RC3020-40TT-190. SN: 1A262112 (1) Deka Battery, 18-125-17, SN: 1557CM (1) Hobart Charger, 150H3-18, SN 103CS04465

Spartech Corporation	De Lage Landen Financial Services	All equipment of any make or manufacture, together with all accessories and attachments financed by or leased to lessee by lessor under Master Lease Agreement Number 218

Spartech Corporation	Crown Credit Company	(4) Crown Lift Trucks, FC4020-50TT-188, SN: 9A128474, 9A128475, 9A128455, 9A128456 (6) Deka Batteries, 18/85/27, SN: 3641BM, 3642BM, 3643BM, 3644BM, 3645BM, 3646BM, (4) Hobart Charters, 1050H3-18, SN:
103CS03361, 103CS03808, 103CS03805, 103CS04461

Spartech Corporation	Toyota Motor Credit Corporation	One (1) New Toyota Forklift; Model 7FGCSU20; SN 65442

Spartech Corporation	Toyota Motor Credit Corporation	One (1) New Toyota Forklift; Model 7FGSCU25; SN 80733

Spartech Corporation	BASF Corporation	BASF polystyrene products on consignment at Portage, WI, Greenville, OH, Paulding, OH, Arlington, TX, LA Mirada, CA and Munole, IN and which includes but are not limited to: 145D KG2, 147F KG2 AND 155K KG2 Crystal Polystyrene; 476M KG2, 496N KG2, 495F KG2 AND 456N KG2 High Impact polystyrene; 2710 KG5 Refrigeration 8HIP5

Spartech Corporation	NMHG Financial Services	All of the equipment now or hereafter leased by lessor to lessee; and all accessions, additions, replacements and substitutions thereto and therefore and all proceeds, including insurance proceeds, thereof.

Spartech Corporation	Citicorp Del Lease, Inc.	Two (2) New Kalmar Model # C508X Serial #: 566115, 566017 — 188” Mast, 42” Forks, Sideshifter

Spartech Corporation	Citicorp Leasing, Inc.	(1) One New Nissan Model # JC50LP, Serial #:
CPJ029W5347 — Triplex Mast, 42” Forks & Sideshifter

Spartech Corporation	Associates Leasing, Inc.	(2) 1999 Nissan Model # CPJ02A25PV Serial #9P3239 Model # CPJ01A15PV Serial # 9N1608
Schedule 7.01
Existing Liens

SECURED
DEBTOR	PARTY	COLLATERAL/LEASE DESCRIPTION
Spartech Corporation	Associates Leasing, Inc.	One New Nissan Forklift Model JC60LP Ser # 9R0913

Spartech Corporation	Associates Leasing, Inc.	2 Nissan Forklift Model JC80LP SN 9N2182 and 9N2179; 1 Nissan Forklift Model JC60LP, SN 9R1126T. Together with all present and future attachments, accessories, replacements parts, additions and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation.	Nissan Forklift Model JC80LP SN 9R1453. Together with all present and future attachments, accessories, replacements parts, additions and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Corporation.	5 Nissan Forklifts Model JC80LP SN 9N2180, 9N2183, 9N2184, 9N2185, 9N2186. Together with all present and future attachments, accessories, replacements parts, additions and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Corporation	2 Nissan Forklifts Model JC80LP SN9N2364 and 9N2387. Together with all present and future attachments, accessories, replacements parts, additions and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Corporation	1 Nissan Forklift Model JC30LP SN 9N2365. Together with all present and future attachments, accessories, replacements parts, additions and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicorp Del Lease, Inc.	Three (3) New Nissan Model # JC50LP, Serial # CPJ029W5072, CPJ029W5073, CPJ029W5294 — 187” Mast, 42” Forks, Sideshifter

Spartech Corporation & Spartech Plastics	Citicorp Leasing, Inc.	1 New Mitsubishi Model #FG25KLPHO, Serial #AF17C90125 — 188” Mast, 42” Forks & Sideshifter; 1 New Martin Cab #126012

Spartech Corporation	Citicapital Technology Finance, Inc.	Equip Desc: OFD#12655, Oracle Quantity: Model: Oracle software, Serial#: License#:, Equip#: Asset Detail:

Spartech Corporation	Associates Commercial Corporation	1 Nissan Forklift Model JC50LP s/n 9P3955. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	IOS Capital	All equipment now or hereafter leases in an equipment leasing transaction in connection with that certain Master Agreement No., Product Schedule No, as amended from time to time. This is intended to be a true lease transaction. Product Schedule No./Agreement 4237733. Customer: 495130 IKCPP8050 C10007980

Spartech Corporation	SunMicrosystems Finance, a Sun Microsystems, Inc. Business	All equipment and related items (“Products”) that are subject of and described in any Lease Schedule, whether existing now or in the future to that certain Master Lease Agreement No. 4326123
Schedule 7.01
Existing Liens

DEBTOR	SECURED PARTY	COLLATERAL/LEASE DESCRIPTION
Spartech Corporation	SunMicrosystems Finance, a Sun Microsystems, Inc. Business	Specific equipment, and all additions, replacement parts, attachments, accessions and substations thereof, whether now owned or hereafter acquired. Lease Agreement No. 4326123-001

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift CPJO2a25pv; s/n 9p3489. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	2 Nissan Forklifts Models JC50LP; s/n’s 9P6241, 9P6242. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	2 Nissan Forklifts Models JC40LP; s/n’s 9Q0533; 9Q0534. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC40LP, s/n 9Q0535. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC40LP, s/n 900535. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC50LP, s/n 9P6731. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Models JC30LP, s/n 9N2182C, Contract 111-93886, 2 Nissan Forklift Models JC60LP, JC30LP, s/n’s 9R1126, 9N2182. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC50, s/n 9P7276. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC30LP; s/n 9N2182. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.
Schedule 7.01
Existing Liens

SECURED
DEBTOR	PARTY	COLLATERAL/LEASE DESCRIPTION
Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model CPJ02A25, s/n9P618. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Corporation	2 Nissan Forklifts Model JC35LP; s/n 9N2274 and 8N2266. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Corporation	1 Nissan Forklift Model JC30, s/n 9N2180. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift CPJ02a25pv; s/n9N2179; 1 Nissan JC60LP; s/n 9R1126. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklifts JC30LP, s/n 9N2266, 9N2274. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	2 Nissan Forklifts Model JC40LP; s/n9Q0531 & 9Q0533. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Citicapital Commercial Leasing Corporation	1 Nissan Forklift Model JC50; s/n 9P7276. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	The CIT Group/Equipment Financing, Inc.	1 Nissan Forklift Model JC80LP; s/n 9R1801. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Spartech Corporation	Copelco Capital, Inc.	All equipment nor or hereafter leased, and all accessions, additions, replacements, and substitutions thereto and therefore and all proceeds thereof.

Spartech Corporation & Spartech PEP	Atlas Copco Compressors Inc.	1 Atlas Copco Industrial air compressor, model GA 75-VSDAP, s/n AII496165, and all proceeds derived from the sale or other disposition of this compressor
Schedule 7.01
Existing Liens

DEBTOR	SECURED PARTY	COLLATERAL/LEASE DESCRIPTION
Alchem Plastics, Inc.	General Electric Capital Corporation	All of Debtor’s right, title and interest in, to and under the following: (a) that certain Contract dated 12/29/00 between Debtor as Buyer and General Electric Company as seller involving the equipment described below. (B) Two (2) GE Jenbacher JGS 616 version E02 reciprocating gas gen-sets and related auxiliaries, plus all other upgrades, attachments, accessories, additions, replacements and substitutions now or hereafter attached thereto and made a part thereof, and all proceeds, including insurance proceeds, of any and all of the foregoing.

Spartech Plastics, Inc.	Citicorp Del Lease, Inc., as Agent for Harrison Credit Corp	1 New Mitsubishi Model #FB20KT Serial #EFBSB50267 131” Two Stage Mast, Forks, Sideshifter; 1 — New C&D Batter Model # 18C85-19 Serial #1H3807 Equipment Location: 1325 Adams Street, Portage, Columbia, WI 53901

Spartech Plastics, Inc.	Toyota Motor Credit Corp	1 New Toyota Forklift Model 6FGCU45,Serial #61869. Filing for informational purposes only

Spartech Industries, Inc.	US Bancorp Equipment Finance, Inc.	Specific listing of equipment — Lease Agreement dated 8/27/01 by and between Spartech Industries, Inc. ( as Lessor) and X-Core, LLC(as Lessee)

Spartech Industries, Inc.	Midwest Distribution Center, Inc.	All personal property and fixtures including, without limitation, inventory and equipment, whether now owned or hereafter acquired. Located at 4050 Old U.S. 30, Bourbon, IN.

Spartech Polycom, a Division of Spartech Corporation	Amano Business Credit	1 Tennant 5700XP-Fast

Spartech Polycom, Inc.	Profit, Inc.	New Daewoo Model GC25E s/n CV-02724. Unit located at Spartech Polycom, Inc., 4921 I.D.A Park Drive, Lockport, NY 14094

Spartech Polycom, Inc.	NMHG Financial Services, Inc.	Any and all material handling equipment manufactured by NACCO Material Handling Company and any and all attachments to said equipment.

Spartech Polycom, Inc.	De Lage Landen Financial Services, Inc.	1 Nissan CL50 CPL02-9P1287; 2 Nissan CL50 CPL02-9P1218; 3 Nissan CL50 CPL02-9P1219; 4 Nissan CL50 CPL02-9P1220; 5 Nissan CL50 CPL02-9P1231; 6 Nissan CL50 CPL02-9P1232, including all components, additions, upgrades, attachments, replacements. This filing is for precautionary purposes in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

Spartech Polycom, Inc.	Profit, Inc.	1 New Caterpillar Model C4000 s/n AT9000909; Located at 4921 I.D.A. Park Drive, Lockport, NY 14094
Schedule 7.01
Existing Liens

DEBTOR	SECURED PARTY	COLLATERAL/LEASE DESCRIPTION
X-Core, LLC & Spartech Industries, Inc.	US Bancorp Equipment Finance	One (1) Milacron NT935-105oz 70mm 30:1 Leveling Pads, Xtreem NT Powerline Control, Auto, Lube, Colmonoy 56 Feedscrew, 2 Stage Air Eject, Hyd Dual Core Pull, Robot Interface, Peci Xtreem Control, Non-Recurring Engineering Charge. Together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including without limitation, insurance recoveries any receipt of proceeds of the collateral by another secured party violates the rights of secured party.

Spartech Industries Florida, Inc.	US Bancorp	Lease #164975DI 551; DI 251; CF 2001. This filing is for informational purposes only

Polymer Extruded Products, Inc.	NMHG Financial Services, Inc.	All of the equipment now or hereafter leased by lessor to lessee; and all accessories, additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds, thereof. 4132781

UVTEC, Inc.	Toyota Motor Credit Corporation	Three (3) New Toyota Forklift, Model 7FGCU18, S/N 63058, 63059, 63052

UVTEC, LP	Toyota Motor Credit Corporation	One (1) New Toyota Forklift Model FGCU18; S/N 61905

UVTEC, Inc.	Toyota Motor Credit Corporation	One (1) New Toyota Forklift, Model 7FGCSU20, S/N 63588

UVTEC, L.P.	Konica Minolta Business Solutions, U.S.A., Inc.	Lease Transaction, filed for notification purposes only. L#4069830; (1) DI470; (1) DI2010; (1) DI3510

Spartech Canada, Inc.	General Electric Capital Vehicle and Equipment Leasing	All present and future acquired motor vehicles, trailers and goods of whatever make or description, now or hereafter leased, together with all additions, replacement parts, accessions, attachments, and improvements thereto.
Schedule 7.01
Existing Liens

SCHEDULE 7.05
EXISTING INDEBTEDNESS

Indebtedness	Amount
Lake Charles Harbor and Terminal District Revenue Bonds	$8,000,000
Middle Monongahela Association, Inc. / Pennsylvania Industrial Development Authority – Loan Number 03401902	$116,424
Middle Monongahela Association, Inc. / Pennsylvania Industrial Development Authority – Loan Number 03401606	$74,641
Middle Monongahela Association, Inc. / Pennsylvania Industrial Development Authority – Loan Number 03402603	$586,118
Richard R. Guske and Second Generation of Sheboygan, LLC as Landlord, Pertaining to Premises Located at 430 Forest Avenue, Sheboygan, WI	$417,183
Schedule 7.05
Existing Indebtedness

SCHEDULE 7.12
EXISTING GUARANTEES
The Company has guaranteed approximately 5.7 million Euros associated with the local government’s financing of the Company’s Donchery, France facility expansion. The Company will enter into a lease for the expanded facility upon finalization of the expansion cost and financing amount, and the guarantee will decrease over the fifteen-year term of the lease.

Chamber of Commerce and Industry of Les Ardennes	4,528,000 €
Societe Generale	1,132,000 €
Schedule 7.12
Existing Guarantees

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Spartech Corporation
120 South Central, Suite 1700
Clayton, Missouri 63105
Attention: Randy C. Ridenhour
Director of Tax & Treasury
Telephone: (314) 721-4242
Facsimile: (314) 721-1543
Electronic Mail: randy.ridenhour@spartech.com
Website Address: www.spartech.com
U.S. Taxpayer Identification Number: 43-0761773
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street, 14th Floor
Mail Code: TX1-492-14-12
Dallas, Texas 75202
Attention: Arlene Minor
Telephone: (214) 209-9177
Facsimile: (214) 290-9412
Electronic Mail: arlene.minor@bankofamerica.com

Account No.: 129-2000-883
Ref: Spartech Corporation
ABA#: 026-009-593
Attention: Credit Services
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
231 South LaSalle Street
Chicago, Illinois 60604
Mail Code: IL1-231-08-30
Attention: Linda Lov, Agency Officer
Telephone: (312) 828-8010
Facsimile: (877) 206-1766
Electronic Mail: linda.k.lov@bankofamerica.com
Schedule 10.02
Administrative Agent’s Office; Certain Addresses for Notices

Credit Matters:
Bank of America, N.A.
Mailstop MA5-100-09-03
100 Federal Street
Boston, Massachusetts 02110
Attention: Irene Bertozzi Bartenstein
Telephone: (617) 434-2902
Facsimile: (617) 434-0601
Electronic Mail: Irene.bertozzi.bartenstein@bankofamerica.com
L/C ISSUER:
Standby Letters of Credit
Bank of America, N.A.
Trade Operations – Scranton
1 Fleetway
Mail Code: PA6-580-02-30
Scranton, Pennsylvania 18507
Attention: Alfonso (Al) Malave
Assistant Vice President and Operations Manager
Telephone: (570) 330-4212
Facsimile: (570) 330-4186
Commercial Letters of Credit
Bank of America, N.A.
Trade Operations – Charlotte
121 West Trade Street
Mail Code: NC1-005-21-01
Charlotte, North Carolina 28255
Attention: Bette Stover
Assistant Vice President and Operations Manager
Telephone: (704) 386-8617
Facsimile: (704) 386-0706
Schedule 10.02
Administrative Agent’s Office; Certain Addresses for Notices

SCHEDULE 10.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500
Schedule 10.06
Processing and Recordation Fees

EXHIBIT A
FORM OF LOAN NOTICE
Date:                      ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 2, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Spartech Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
     [The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

SPARTECH CORPORATION

By:

Name:

Title:

Exhibit A
Form of Loan Notice

EXHIBIT B
FORM OF NOTE
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 2, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Exhibit B
Form of Note

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

SPARTECH CORPORATION

By:

Name:

Title:

Exhibit B
Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of Principal	Outstanding
			End of Interest	or Interest Paid	Principal Balance
Date	Type of Loan Made	Amount of Loan Made	Period	This Date	This Date	Notation Made By
Exhibit B
Form of Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 2, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Spartech Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to party thereto and Bank of America, N.A. as Administrative Agent and L/C Issuer.
     The undersigned hereby certifies as of the date hereof that he/she is the            of the Borrower and that, as such, he/she is authorized to execute and deliver this certificate to the Administrative Agent on the behalf of the Borrower and that:
[Use following for fiscal year-end financial statements]
Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the date set forth above as the Financial Statement Date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents and
Exhibit C — 1
Form of Compliance Certificate

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it and no Default has occurred and is continuing.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date set forth above as the Financial Statement Date.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of      ,       .

SPARTECH CORPORATION, a Delaware corporation

By:

Name:

Title:

Exhibit C — 2
Form of Compliance Certificate

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 7.01(j) – Limitation on Liens.

A. Aggregate unpaid Indebtedness secured by Liens which would otherwise not be permitted by Subsections 7.01(a) through (i)	$

B. Consolidated Net Worth:

(1) Capital stock taken at par or stated value	$

(2) Capital in excess of par or stated value relating to capital stock	$

(3) Retained earnings (or minus any retained earning deficit)	$

(4) Sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP	$

(5) Total (Line I.B.1.(1) + (2) + (3) — (4)):	$

C. Maximum (5% of I.B.(5)):	$

II. Section 7.02(c) – Limitation on Assets.

A. Aggregate net book value of the property or assets disposed of in asset sales (other than asset sales pursuant to 7.02(a) and 7.02(b)):	$

B. All other asset sales by Borrower and its Subsidiaries during the immediately preceding twelve months:	$

C. Total (Line II.A. + II.B.):	$

D. Maximum (15% x I.B.(5)):	$

III. Section 7.04(e) – Limitations on Loans and Investment.

A. Aggregate outstanding advances, loans, extensions of credit or investments in the ordinary course of business:	$

Exhibit C — 3
Form of Compliance Certificate

B. Maximum in aggregate amount at any one time outstanding:		$15,000,000

IV. Section 7.05 – Limitation on Indebtedness.

A. Aggregate outstanding amount of Indebtedness of all Subsidiaries (excluding (i) Guarantees permitted pursuant to clauses (a), (b), (c) and (d) of Section 7.12, (ii) Indebtedness of a Subsidiary existing on the Closing Date and described in Schedule 7.05 but no increase of any such Indebtedness, (iii) Indebtedness of a Subsidiary owed to the Borrower or any Guarantor, (iv) Indebtedness under the Loan Documents, and (v) Indebtedness of a Subsidiary secured by Liens permitted pursuant to clause (h) of Section 7.01) and excluding the sum of (a) 25,000,000 Canadian Dollars under the Canadian Facility and (b) 20,000,000 Euro credit facility to support
$

European operations:

B. Maximum permitted amount		$30,000,000

V. Section 7.06 – Consolidated Net Worth.

A. Consolidated Net Worth (Line I.B.(5)	$

B. Minimum Consolidated Net Worth.

(1) $350,000,000:	$

(2) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on April 30, 2006 (excluding any fiscal quarter in which Consolidated Net Income is not positive):	$

(3) 85% of the net proceeds of any equity issued by the Borrower after January 31, 2006:	$

(4) Minimum Consolidated Net Worth (Lines V.B.(1) + (2) + (3)):	$

VI. Section 7.07 – Minimum Interest Coverage Ratio.

A. EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the period of the four fiscal quarters most recently ended (the “Subject Period”):

1. Consolidated Net Income for the Subject Period:	$

Exhibit C — 4
Form of Compliance Certificate

2. Without duplication and to the extent deducted in determining Net Income, Consolidated Interest Expense:	$

3. Without duplication and to the extent deducted in determining Net Income, depreciation and amortization expenses and other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairment of goodwill):
$

4. Without duplication and to the extent deducted in determining Net Income, income and profits taxes:	$

5. EBITDA (Lines VI.A.1. + 2. + 3. + 4.):	$

B. Consolidated Interest Expense for the subject period:	$

C. Interest Coverage Ratio (Lines VI.A.5.) ÷ (Lines VI.B.):	_____ to 1.00

D. Minimum Interest Coverage Ratio		2.50 to 1.00

VII. Section 7.08 – Maximum Leverage Ratio

A. Consolidated Indebtedness:

1. Indebtedness (without duplication)

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$

(c) net obligations of such Person under any Swap Contract:	$

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$

Exhibit C — 5
Form of Compliance Certificate

(e) accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option	$

(f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse:
$

(g) Capitalized Lease Obligations and Synthetic Lease Obligations:	$

(h) obligations in respect of Redeemable Stock of such Person:	$

(i) any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA:	$

(j) all Guarantees of such Person in respect of any of the foregoing:	$

(k) Consolidated Indebtedness (Lines VII.1.(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j)):	$

B. EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the period of the four fiscal quarters most recently ended (the “Subject Period”). For purposes of calculating the Leverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis assuming that all Acquisition made, and all divestitures completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without adjustment for expected cost savings or other synergies):

1. Consolidated Net Income for the Subject Period:	$

2. Without duplication and to the extent deducted in determining Net Income, Consolidated Interest Expense:	$

Exhibit C — 6
Form of Compliance Certificate

3. Without duplication and to the extent deducted in determining Net Income, depreciation and amortization expenses and other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairment of goodwill):
$

4. Without duplication and to the extent deducted in determining Net Income, income and profits taxes:	$

5. EBITDA (Lines VII.B.1. + 2. + 3. + 4.):	$

C. Leverage Ratio (Line VII.A.1.(k) ÷ Line VII.B.5.):	_____ to 1.00

D. Maximum Leverage Ratio:

1. From the Closing Date through and including April 30, 2007		3.75 to 1.00

2. Thereafter		3.50 to 1.00
Exhibit C — 7
Form of Compliance Certificate

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[5]	Include all applicable subfacilities.
D — 1
Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] o f [identify Lender]]

3.	Borrower(s): Spartech Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Fourth Amended and Restated Credit Agreement, dated as of June 2, 2006, among Spartech Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
		Facility	Commitment	Commitment	Assigned of	CUSIP
Assignor[s][6]	Assignee[s][7]	Assigned[8]	for all Lenders[9]	Assigned	Commitment[10]	Number
			$	$	%

			$	$	%

			$	$	%

[7. Trade Date: ][11]
Effective Date:                                         , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.).

[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
D — 2
Form of Assignment and Assumption

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][13]

By:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.
D — 3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will
D — 4
Form of Assignment and Assumption

perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.
D — 5
Form of Assignment and Assumption

EXHIBIT E
FORM OF GUARANTY
     GUARANTY (this “Guaranty”), dated as of June 2, 2006, made by each of the parties listed on the signature pages hereof (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Guarantied Parties referred to below.
WITNESSETH:
     WHEREAS, Spartech Corporation., a Delaware corporation (the “Borrower”), has entered into the Fourth Amended and Restated Credit Agreement, dated as of June 2, 2006, among the Lenders party thereto, and Bank of America, N.A., as the Administrative Agent and L/C Issuer (hereinafter, the “Administrative Agent”) for the Lenders (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, and capitalized terms not defined herein but defined therein being used herein as therein defined); and
     WHEREAS, the Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantors, and the Guarantors will derive direct and indirect economic benefit from the Loans and Letters of Credit under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans and issue Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty; and
     WHEREAS, the Lenders, the Administrative Agent, any Affiliate of any Lender entering into a Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with the Borrower or any Affiliate of the Borrower and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document are herein referred to as the “Guarantied Parties”;
     NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Loans and issue Letters of Credit the Guarantors hereby agree as follows:
     SECTION 1. Guaranty. The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b)  the Swap Obligations, (c) any and all out-of-pocket expenses (including, without limitation, expenses and counsel fees and expenses of the Administrative Agent and the Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (d) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b), (c) and (d) immediately above being herein referred to as the “Guarantied Obligations”). Upon failure of the Borrower to pay
Exhibit E
Form of Guaranty — 1

any of the Guarantied Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement and other Loan Documents (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Obligations or Swap Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any collateral. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     SECTION 2. Guaranty Absolute. Each Guarantor guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents, without set-off or counterclaim, and regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;
Exhibit E
Form of Guaranty — 2

     (b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Notes or any of the other Loan Documents;
     (c) any exchange, release or non-perfection of any Lien on any Collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;
     (d) the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;
     (e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document;
     (f) the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;
     (g) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or
     (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Obligations.
     SECTION 3. Waiver.
     (a) Each Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except (i) by complete payment and performance of the
Exhibit E
Form of Guaranty — 3

Guarantied Obligations and any other obligations of such Guarantor contained herein or (ii) as to any Guarantor, upon the sale or other disposition of all of the Equity Interest of such Guarantor as permitted under the Credit Agreement.
     (b) If, in the exercise of any of its rights and remedies, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.
     (c) In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or under any of the Loan Documents, to the extent not prohibited by Applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.
     (d) Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, such Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.
     (e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
     (f) Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in
Exhibit E
Form of Guaranty — 4

connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.
     SECTION 4. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.
     SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 6. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.
     SECTION 7. No Waiver; Remedies.
     (a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents.
     (b) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty or under any of the other Loan Documents, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was so a party.
     SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all
Exhibit E
Form of Guaranty — 5

of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guarantied Party shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have. Each Guarantor consents and agrees to the provisions of Section 2.12 of the Credit Agreement.
     SECTION 9. Continuing Guaranty; Transfer of Notes. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the Release Date, (ii) be binding upon each Guarantor, its permitted successors and assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (iii), each of the Guarantied Parties may assign or otherwise transfer any Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.06 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guaranty without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.
     SECTION 10. Reimbursement. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the Letters of Credit and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.
     SECTION 11. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount,
Exhibit E
Form of Guaranty — 6

or must otherwise be restored or returned by any obligees of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     SECTION 12. GOVERNING LAW.
     (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     SECTION 13. Waiver of Jury Trial. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Exhibit E
Form of Guaranty — 7

     SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.
     SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.
     SECTION 16. Miscellaneous. All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.
     SECTION 17. Subrogation and Subordination.
     (a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17 is knowingly made in contemplation of such benefits.
     (b) Subordination. All debt and other liabilities of the Borrower to any Guarantor (“Borrower Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Borrower Debt to the extent provided below.
     (i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;
Exhibit E
Form of Guaranty — 8

     (ii) Notwithstanding the provisions of clause (i) above, the Borrower may pay to the Guarantors and the Guarantors may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Borrower Debt or any security therefor on the Borrower Debt, provided that the Borrower’s right to pay and the Guarantors’ right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of a Event of Default or (B) if, after taking into account the effect of such payment, a Event of Default would occur and be continuing. The Guarantors’ right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to the Guarantors of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;
     (iii) If any Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Lenders and will immediately deliver such payment to the Administrative Agent; and
     (iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the payment in full of the Obligations on the Maturity Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Obligations.
     SECTION 18. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether the Borrower is then in default under the Credit Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by such Guarantor to
Exhibit E
Form of Guaranty — 9

such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.
     SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Highest Lawful Rate. In no event shall any Guarantor be obligated to pay any amount in excess of the Highest Lawful Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Loans, L/C Borrowings and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Highest Lawful Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Highest Lawful Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate.
     SECTION 20. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 21. ENTIRE AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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Exhibit E
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     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

ATLAS ALCHEM PLASTICS, INC.
ALCHEM PLASTICS CORPORATION
TMK PLASTICS, L.P.
By:	TKM Management, Inc., its sole general partner
ALCHEM PLASTICS, INC.
SPARTECH PLASTICS, LLC
By:	Spartech Corporation, its sole member
POLYMER EXTRUDED PRODUCTS, INC.
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH INDUSTRIES FLORIDA, INC.
SPARTECH POLYCOM, INC.
UVTEC, L.P.
By:	UVTEC General, LLC, as sole general partner
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH INDUSTRIES, INC.
ANJAC-DORON PLASTICS, INC.
SPARTECH CMD, LLC
SPARTECH FCD, LLC
SPARTECH SPD, LLC
SPARTECH MEXICO HOLDING COMPANY
SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC

By:

Randy C. Martin Vice President for all of the above
NOTICE ADDRESS FOR ALL GUARANTORS:
c/o Spartech Corporation
120 South Central, Suite 1700
Clayton, Missouri 63105
Fax No.: (314) 721-1543
Phone No.: (314) 721-4242
Attention: Randy C. Martin
Exhibit E
Form of Guaranty — 11